Filed Pursuant to Rule 424(b)(3)
Registration File Nos.:
333-273507 (BAS)
333-284785 (BHK)
333-284646 (HYT)
333-267429 (DSU)
333-272239 (BDJ)
333-266318 (BGT)
333-288158 (BKT)
333-286028 (BLW)
333-262119 (BIT)
333-273508 (BPIF)
333-285516 (BUI)

BLACKROCK ALPHA STRATEGIES FUND (BAS)

BLACKROCK CORE BOND TRUST (BHK)

BLACKROCK CORPORATE HIGH YIELD FUND, INC. (HYT)

BLACKROCK DEBT STRATEGIES FUND, INC. (DSU)

BLACKROCK ENHANCED EQUITY DIVIDEND TRUST (BDJ)

BLACKROCK FLOATING RATE INCOME TRUST (BGT)

BLACKROCK INCOME TRUST, INC. (BKT)

BLACKROCK LIMITED DURATION INCOME TRUST (BLW)

BLACKROCK MULTI-SECTOR INCOME TRUST (BIT)

BLACKROCK PRIVATE INVESTMENTS FUND (BPIF)

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST (BUI)

(each, a “Fund” and collectively, the “Funds”)

Supplement dated November 26, 2025 to the Prospectus of each Fund set out in Appendix A

This supplement amends certain information in the Prospectus of each Fund, as applicable, set out in Appendix A. Unless otherwise indicated, all information included in the Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meanings as in the Prospectus.

Effective December 1, 2025, the following changes are made to each Fund’s Prospectus, as applicable:

The section of the Prospectus entitled “Net Asset Value – Options, Futures, Swaps and Other Derivatives” is deleted in its entirety and replaced with the following:

Options, Futures, Swaps and Other Derivatives. Exchange-traded equity options (except ETF options, equity index options or those that are customized) for which market quotations are readily available are valued at the mean of the last bid and ask prices as quoted on the exchange or the board of trade on which such options are traded. In the event that there is no mean price available for such exchange traded equity option held by the Fund on a day on which the Fund values such option, the last bid (long positions) or ask (short positions) price, if available, will be used as the value of such option. If no bid or ask price is available on a day on which the Fund values such option, the prior day’s price will be used, unless the Advisor determines that such prior day’s price no longer reflects the fair value of the option, in which case such option will be treated as a fair value asset. Customized exchange-traded equity options, ETF options, equity index options and OTC derivatives may be valued using a mathematical model which may incorporate a number of market data factors. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price or settle price as of the close of such exchanges. Swap agreements and other derivatives are generally valued daily based upon quotations from market makers or by a pricing service in accordance with the Valuation Procedures.

Shareholders should retain this Supplement for future reference.

PRO-CEF-1125SUP

Appendix A

BlackRock Alpha Strategies Fund

Prospectus dated July 29, 2025

BlackRock Core Bond Trust

Prospectus dated May 15, 2025, as supplemented on May 28, 2025 and June 27, 2025

BlackRock Corporate High Yield Fund, Inc.

Prospectus dated January 31, 2025, as supplemented on February 7, 2025

BlackRock Debt Strategies Fund, Inc.

Prospectus dated December 28, 2022, as supplemented on January 3, 2023, March 3, 2023, May 10, 2023 and December 23, 2024

BlackRock Enhanced Equity Dividend Trust

Prospectus dated May 26, 2023, as supplemented on December 23, 2024

BlackRock Floating Rate Income Trust

Prospectus dated December 28, 2022, as supplemented on January 3, 2023, May 10, 2023, February 20, 2024 and December 23, 2024

BlackRock Income Trust, Inc.

Prospectus dated September 26, 2025, as supplemented on September 30, 2025

BlackRock Limited Duration Income Trust

Prospectus dated August 8, 2025, as supplemented on August 12, 2025

BlackRock Multi-Sector Income Trust

Prospectus dated June 2, 2025, as supplemented on August 20, 2025

BlackRock Private Investments Fund

Prospectus dated July 29, 2025, as supplemented on November 13, 2025

BlackRock Utilities, Infrastructure & Power Opportunities Trust

Prospectus dated June 2, 2025, as supplemented on June 5, 2025 and November 19, 2025

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